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Natus Medical Incorporated

(Name of Registrant as Specified in Its Charter)

Voce Catalyst Partners LP
Voce Capital Management LLC
Voce Capital LLC

J. Daniel Plants
Mark G. Gilreath
Lisa Wipperman Heine
Joshua H. Levine

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 4, 2018, Voce Capital Management LLC issued the following press release:

vocecapital

A voice for value

VOCE CAPITAL REITERATES CALL FOR STOCKHOLDER REMOVAL OF NATUS CHAIRMAN ROBERT GUNST

Every Corporate Governance Defect at Natus Leads Back to Chairman Gunst’s Lack of Oversight, in Voce’s View

Natus Has Failed to Respond to ANY of Voce’s Detailed Criticisms of Gunst’s 14-Year Tenure as Chairman

Natus’ Bylaws Explicitly Allow Stockholders to Remove Any Director, With or Without Cause – Exactly the Route Voce is Pursuing

Despite Natus’ Misleading Fearmongering, Voce is not Seeking Control of Natus or Even the Chairmanship – The New Chairman Will Simply be Elected by the Natus Board

San Francisco, CA (June 4, 2018) – Voce Capital Management LLC (“Voce”), a long-term owner of Natus Medical Incorporated (Nasdaq: BABY) (“Natus,” or the “Company”) and the owner of approximately 2.2% of its shares outstanding, today reiterated its call for the removal of Natus Chairman Robert Gunst by stockholders at the upcoming Annual Meeting of Stockholders on June 22, 2018.

Voce provided the following statement:

For the past several weeks, Voce has been open and transparent with our fellow stockholders regarding our very serious reservations about the strategy and leadership of Natus. This included a lengthy public letter on April 23, 2018, and culminated with our release of a detailed whitepaper on May 30. One of our most consistent and pressing concerns has centered on the tenure, qualifications and track record of Chairman Robert Gunst, who we believe is directly responsible for Natus’ problematic corporate governance and who we further believe is a bulwark against any meaningful change at Natus.

Natus has failed to address, and in no way refutes, the comprehensive analysis supplied in our 102-page whitepaper. Perhaps most notably, however, Natus hasn’t even acknowledged our myriad criticisms of Chairman Gunst’s suitability as a Natus Director generally, and as its Independent Chairman, specifically.

The Pyramid | 600 Montgomery Street San Francisco, CA 94111 (415) 489-2600 tel (415) 489-2610 fax www.vocecapital.com

Voce Capital Reiterates Call for Stockholder Removal of Natus Chairman Robert Gunst

June 4, 2018

Our interactions with the Board have convinced us that there can be no meaningful change at Natus without a change in the chairmanship of the Board.

Specifically, we believe that Chairman Gunst:

▪	Is out-of-touch with modern corporate governance. Chairman Gunst has not sat on the Board of another public company since 2007 – and it shows. Chairman Gunst does not seem to recognize the different roles of management and independent Directors. In March, Chairman Gunst twice refused our written requests for a meeting with him, directing us instead to communicate with the Board through CEO Hawkins. Chairman Gunst relented only after The Wall Street Journal reported that we nominated two Directors on March 20, 2018. Even after agreeing to meet, he tried to insert CEO Hawkins into the meeting despite the fact that we had requested to meet with independent Directors, and despite the fact that the meeting was intended to discuss our concerns about Company performance – including that of CEO Hawkins. When the meeting finally occurred, Chairman Gunst insisted that he and the other Directors were in “listen-only mode,” and refused to engage at all. Every question we asked – about the strategy, team, stock and the Board – was met with stony silence. At one point, Chairman Gunst incorrectly cited “Reg FD” as requiring the CEO to be present for meetings with stockholders. If Chairman Gunst had any contemporary directorial experience, he would understand that his actions and attitudes do not, if they ever did, reflect best current corporate governance practices.

▪	Is not aligned with stockholders. Over the past 10 years, Chairman Gunst has been a net seller of Natus stock. Chairman Gunst’s stock sales (61,214) exceed his entire current holdings. Chairman Gunst’s refusal to meet with Voce, despite our requests, further demonstrates a lack of concern for stockholder interests. To this day we don’t have any contact information for Chairman Gunst as he has chosen to communicate with us only through the CEO's assistant.

Voce Capital Reiterates Call for Stockholder Removal of Natus Chairman Robert Gunst

June 4, 2018

▪	Lacks relevant experience. Chairman Gunst’s previous, dated work history bears no relevance to Natus. His last job was in 1999, when he was terminated after “several years of rocky financial performance” as the CEO of a consumer electronics retailer. (See “Good Guys CEO resigns after ‘disappointing’ quarters,” Silicon Valley Business Journal, Apr 25, 1999). Before that, Chairman Gunst worked for a multi-level marketing company that sells nutritional supplements, a bakery chain, snacks business, prime rib concept restaurant and a commercial bank. Not a single one of these companies is in healthcare.

▪	Wields an inappropriate amount of power. Chairman Gunst has run Natus’ Board for 14 years, and sits on all three of Natus’ standing committees. During our failed attempt to settle this proxy contest, the Board refused to even discuss with us any change in Chairman Gunst’s status as Chairman, including our concession to allow to him remain on the Board if he would simply agree to allow his fellow Directors to elect a new Chairman to replace him. Instead, once we insisted that a change in the Chairmanship was essential to any resolution, Natus immediately terminated the negotiations and filed its Proxy Statement, choosing the route of a contested annual meeting rather than contemplating any scenario that would end Chairman Gunst’s already dynastic reign. The Company’s outside counsel (who conducted the settlement negotiations, including over Chairman Gunst’s role), lists Chairman Gunst as a former client and became Natus’ counsel shortly after Chairman Gunst became Chairman. Are the independent Directors making decisions in the best interest of stockholders, or in the best interest of Chairman Gunst?

▪	Has overseen a culture of non-compliance. On Chairman Gunst’s watch, Natus has engaged in a repeated and disturbing practice of filing false and misleading governance documents with the SEC. After we called Natus out for misstating, by several months, the nomination deadline in its

Voce Capital Reiterates Call for Stockholder Removal of Natus Chairman Robert Gunst

June 4, 2018

Proxy Statement for the past five years, the 2018 Proxy Statement revealed that Chairman Gunst has also been understating his true age (70) for the prior three years! We believe that can mean only one thing – the Chairman does not read the Natus proxy prior to (or after) its filing. This all comes from a Board that has countenanced multiple product safety recalls, FDA warning letters and judicial findings of willful patent infringement.

▪	Is unable or unwilling to manage CEO Hawkins or hold him accountable. Chairman Gunst joined Natus within two months of CEO Hawkins in 2004. Chairman Gunst has been on the Compensation Committee the entire time, which has repeatedly rewarded CEO Hawkins for poor and inconsistent performance, including the serial failure to meet any of the Company’s stated long-term financial goals. And here, once again, Chairman Gunst’s antique Board experience of yesteryear seems to have failed Natus stockholders, as its Compensation Committee employs such relics as equity which vests exclusively based on time (rather than any performance hurdle), the recent switch to 100% vesting upon attainment of age 65 (right around the corner for CEO Hawkins) and the absence of any minimum stock ownership, holding period or recoupment policy for employees (or Directors). Chairman Gunst has also apparently taken no action to hold Hawkins accountable for his hostility towards stockholders, including the unprovoked verbal assault Hawkins delivered against a Voce representative at a recent investment conference. In fact, in one of his letters to us Chairman Gunst attempted to rationalize Hawkins’ offensive behavior.

▪	Bears ultimate responsibility for Natus’ decrepit corporate governance and other leadership infirmities. As the leader of the Board and the appointed representative of independent stockholders, the Chairman is ultimately responsible for the Board’s discharge of its core corporate governance responsibilities. Chairman Gunst is a long-time member of the Nominating and Governance Committee, too. Natus’ aged, insular and entrenched Board thus reflects – and reflects upon – its Chairman, Mr. Gunst.

* * *

Voce Capital Reiterates Call for Stockholder Removal of Natus Chairman Robert Gunst

June 4, 2018

Removing the Chairman, as allowed in Natus Charter, or Electing Three New Independent Directors Does not Give Voce Control of the Board

Natus’ By-laws expressly provide for the removal by stockholders of any Director, with or without cause. That is exactly what Voce is seeking to do with our Removal Proposal, which if passed by stockholders will result in the removal of Chairman Gunst as a Director. Stockholders would then elect Chairman Gunst’s replacement. Natus has chosen not to run any candidate against Mark Gilreath, our nominee to replace Chairman Gunst. To be clear, if Chairman Gunst is removed and Mr. Gilreath is elected to replace him, the newly-constituted Board will elect a new Chairman, who may or may not be one of Voce’s nominees, which also include Lisa Wipperman Heine and Joshua H. Levine (the “Nominees”).

Finally, we would like to address the canard that Natus is propagating to stockholders that Voce is somehow attempting to take “control” of Natus. Any notion that we are seeking control through this contest ignores not only the facts, but basic math. Even if all three of our independent Nominees are elected, they will not constitute a majority of the six-member Board and would not be able to enact any changes without the support of at least one legacy Director. As previously noted, the election of Mr. Gilreath to replace Chairman Gunst as a Director will not automatically result in Mr. Gilreath becoming Chairman. At no time in our prior negotiations with Natus did we ever request that any of our Nominees be named Chairman or that Voce have any input into who the next Chairman of Natus would be.

As a reminder, all of the Nominees are completely independent of Voce (there is no Voce employee on the slate). None have any financial or business ties to Voce nor are they being compensated by us for serving; they had never met or spoken to one another prior to our solicitation of them to serve as Nominees. We have no agreements or understanding with them as to how they will approach any issue that comes before them as Directors. As such, they will act independently, and in accordance with their fiduciary duties, in furtherance of the best interests of all Natus stockholders.

Natus’ Board should be ashamed of itself for repeatedly making this false, misleading and dishonest “control” argument to divert stockholders’ attention from the merits of our case. Any stockholder tempted to credit this Natus talking point would be well-advised to remember that the Company and CEO are currently defending themselves against serious fraud claims in federal court for allegedly materially misleading Natus stockholders. (See Costabile v. Natus Medical Incorporated, James B. Hawkins and Jonathan A. Kennedy, Case No. 17-cv-00458-JSW (N.D. Cal.))

Voce Capital Reiterates Call for Stockholder Removal of Natus Chairman Robert Gunst

June 4, 2018

* * *

The Three Independent Highly-Qualified Nominees Voce is Proposing Can do Much Better for Natus Stockholders

Natus’ current Board structure, practices and leadership represent a bygone era of imperiousness, entitlement and unaccountability by insiders that offend the contemporary canon of corporate governance. To help restore credibility and integrity to Natus’ Board, Voce has nominated three independent, highly-qualified Nominees. They bring substantial, relevant medical device experience and fill crucial skill-gaps in sales, marketing, product development, strategy and clinical and regulatory affairs, all of which are areas where Natus has shown significant deficiency. Given their prior Board tenures and service as named executive officers in public companies, the Nominees possess significant corporate governance expertise that will help usher Natus’ Board into the modern age. They will do so by refocusing the Board on its fundamental responsibility – to represent the best interests of stockholders – through tight alignment, transparency and accountability. We note that two of the Nominees are already owners of Natus shares.

The 2018 Annual Meeting is scheduled to be held on June 22, 2018. Voce urges its fellow stockholders to vote on the BLUE proxy card FOR its highly-qualified, independent Nominees and FOR its Removal Proposal to remove Chairman Robert Gunst from the Board.

About Voce Capital Management LLC

Voce Capital Management LLC is a fundamental value-oriented, research-driven investment adviser founded in 2011 by J. Daniel Plants.  The San Francisco-based firm is 100% employee-owned.

Investor Contact:

Okapi Partners LLC

Bruce H. Goldfarb / Patrick J. McHugh

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Dan Zacchei / Joe Germani

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dzacchei@sloanepr.com / jgermani@sloanepr.com